Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-128342) of Caterpillar Inc. of our report dated June 26, 2020 relating to the financial statements and supplemental schedule of the Caterpillar Inc. Tax Deferred Retirement Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Peoria, Illinois
June 26, 2020